As filed with the Securities and Exchange Commission on December 15, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ATHEROS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0485570
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5480 Great America Parkway Santa Clara, California	95054
(Address of principal executive offices)	(Zip Code)

Intellon Corporation Third Amended and Restated 2000 Employee Incentive Plan

Intellon Corporation 2007 Equity Incentive Plan

2009 Inducement Grant Incentive Plan

(Full title of the plans)

Dr. Craig H. Barratt President and Chief Executive Officer Atheros Communications, Inc. 5480 Great America Parkway Santa Clara, CA 95054 (Name, address and telephone number of agent for service)	Copy to: Noelle Matteson, Esq. Pillsbury Winthrop Shaw Pittman LLP 2475 Hanover Street Palo Alto, CA 94304 (650) 233-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered(1)	Amount To Be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0005 per share:	633,138(6)	$18.83(3)	$11,921,989	$666
Common Stock, par value $0.0005 per share:	190,519(7)	$7.30(4)	$1,390,789	$78
Common Stock, par value $0.0005 per share:	358,000(8)	$30.66(5)	$10,976,280	$613
Total:				$1,357

(1)	The securities to be registered include options and rights to acquire Common Stock.
(2)	Pursuant to Rule 416, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1). The offering price is based upon the exercise price of options previously granted by Intellon Corporation divided by the option exchange ratio of 0.249800 using a weighted average formula.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and (c). The offering price is equal to the per share merger consideration.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) and (c). Based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on December 9, 2009.
(6)	Represents shares subject to outstanding options granted under the Intellon Corporation Third Amended and Restated 2000 Employee Incentive Plan or the Intellon Corporation 2007 Equity Incentive Plan.
(7)	Represents shares subject to outstanding restricted stock units granted under the Intellon Corporation Third Amended and Restated 2000 Employee Incentive Plan or the Intellon Corporation 2007 Equity Incentive Plan.
(8)	Represents shares subject to outstanding equity awards to be granted under the 2009 Inducement Grant Incentive Plan.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Program Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

(a) Registrant’s Annual Report on Form 10-K (File No. 0-50534) for the fiscal year ended December 31, 2008.

(b) Registrant’s Quarterly Reports on Form 10-Q (File No. 0-50534) for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.

(c) Registrant’s Current Reports on Form 8-K (File No. 000-50534) filed with the Commission on February 6, February 27, April 29, July 22, October 19 and October 27, 2009, and each of the two Current Reports on Form 8-K filed on September 8, 2009.

(d) The description of Registrant’s Capital Stock contained in Registrant’s registration statement on Form 8-A, filed on December 30, 2003 (File No. 0-50534) pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any portion thereof furnished under Item 2.02 or 7.01 of Form 8-K), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of common stock offered hereby has been passed upon for the Registrant by Pillsbury Winthrop Shaw Pittman LLP, Palo Alto, California.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article Sixth of the Registrant’s Amended and Restated Certificate of Incorporation (Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-110807) (the “Form S-1 Registration Statement”)) and Article 6 of the Registrant’s Bylaws (Exhibit 3.4 to the Form S-1 Registration Statement) provide for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law.

The Registrant has entered into Indemnification Agreements (Exhibit 10.1 to the Form S-1 Registration Statement) with its officers and directors that will require the Registrant to, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see page 4).

99.1*	Intellon Corporation Third Amended and Restated 2000 Employee Incentive Plan.

99.2*	Intellon Corporation 2007 Equity Incentive Plan.

99.3*	Form of Stock Option Assumption Agreement.

99.4*	Form of Stock Unit Assumption Agreement.

99.5*	2009 Inducement Grant Incentive Plan.

*	Indicates management contract or compensatory plan or arrangement.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Santa Clara, State of California, on the 15th day of December, 2009.

ATHEROS COMMUNICATIONS, INC.

By	/s/ CRAIG H. BARRATT
Craig H. Barratt
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Craig H. Barratt and Jack R. Lazar and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ CRAIG H. BARRATT	President, Chief Executive Officer and Director (Principal Executive Officer)	December 15, 2009
Craig H. Barratt

/s/ JACK R. LAZAR	Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)	December 15, 2009
Jack R. Lazar

/s/ DAVID D. TORRE	Vice President and Chief Accounting Officer (Principal Accounting Officer)	December 15, 2009
David D. Torre

/s/ JOHN L. HENNESSY	Chairman of the Board	December 15, 2009
John L. Hennessy

/s/ DANIEL A. ARTUSI	Director	December 15, 2009
Daniel A. Artusi

/s/ CHRISTINE KING	Director	December 15, 2009
Christine King

/s/ TERESA H. MENG	Director	December 15, 2009
Teresa H. Meng

/s/ MARSHALL L. MOHR	Director	December 15, 2009
Marshall L. Mohr

/s/ ANDREW S. RAPPAPORT	Director	December 15, 2009
Andrew S. Rappaport

/s/ WILLY C. SHIH	Director	December 15, 2009
Willy C. Shih

INDEX TO EXHIBITS

Exhibit No.	Description

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see page 4).

99.1*	Intellon Corporation Third Amended and Restated 2000 Employee Incentive Plan.

99.2*	Intellon Corporation 2007 Equity Incentive Plan.

99.3*	Form of Stock Option Assumption Agreement.

99.4*	Form of Stock Unit Assumption Agreement.

99.5*	2009 Inducement Grant Incentive Plan.

*	Indicates management contract or compensatory plan or arrangement.